OREGON STEEL MILLS, INC.


                                                          EXHIBIT 11.0

                     STATEMENT REGARDING COMPUTATION
                          OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT PER SHARE DATA AMOUNTS)



                                        Years ended December 31,
                                     -------------------------------
                                       1994        1993        1992
                                     -------     -------     -------

Weighted average number of common
  shares outstanding                  19,375      19,224      19,183

Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003.                     598         598           -
                                     -------     -------     -------

                                      19,973      19,822      19,183
                                     =======     =======     =======

Net income                           $12,068     $14,805     $19,977
                                     =======     =======     =======

Primary and fully diluted
  net income per common and
  common equivalent shares              $.60        $.75       $1.04
                                        ====        ====       =====